SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 15, 2007

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-15775	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

339 South Cheryl Lane,

City of Industry, California 91789

(Address of principal executive offices)

(909) 869-1688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 15, 2007, Toresa Lou submitted her resignation as chief executive officer of Global ePoint, Inc. (“Company”). Ms. Lou remains a member of the board of directors of the Company.

On June 16, 2007, the board of directors of the Company appointed Daryl F. Gates to the office of chief executive officer of the Company. Mr. Gates has served as president of the Company since November 2007 and Chairman of Global Airworks since August 2006. Mr. Gates has also served as a member of the board of directors of the Company since June 2004. Mr. Gates previously served as a consultant to the Company since November 2003. Mr. Gates served as Chief of the Los Angeles Police Department from 1978 until his retirement in 1992 after 43 years of service with the LAPD. Mr. Gates is widely recognized as the creator of the successful anti-drug program D.A.R.E. He also pioneered the concept and implementation of law enforcement’s first SWAT unit and is known as an authority on terrorism and the control of civil disorders and riots. Since his retirement from the LAPD, Mr. Gates has been a consultant, public speaker, author and entrepreneur. Mr. Gates is a graduate of the University of Southern California.

The Company expects to increase Mr. Gates’ salary to $300,000 per year. Otherwise, there have been no modifications to the terms of Mr. Gates’ compensation by the Company in connection his appointment as chief executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 21, 2007	GLOBAL EPOINT, INC.

/s/ Daryl F. Gates
Daryl F. Gates,
Chief Executive Officer